Exhibit 10.1

1700 S. Patterson Blvd.

Dayton, OH 45479-0001

May 24, 2006

Mr. Jonathan Hoak

Law Department

NCR Corporation

Re:	Separation of Employment

Dear Jon:

We appreciate your years of service to the company and the many contributions you have made to NCR in your role as Senior Vice President, General Counsel and Secretary. Your hard work over the years on behalf of NCR is greatly appreciated, and I and all of your colleagues wish you the best in your future endeavors.

The purpose of this letter agreement (“Agreement”) is to identify the payments and other benefits NCR Corporation (“NCR”) will provide to you in connection with your separation from employment with NCR, in exchange for the release and other terms contained in this Agreement. The terms of your separation from NCR are as follows:

1.	Termination Date. You will remain on active payroll at your current rate of compensation and current benefits until the earlier of (a) December 31, 2006, and (b) the date you accept full-time employment elsewhere (your “Termination Date”). Notwithstanding the foregoing, your role as Senior Vice President, General Counsel and Secretary will end as of May 28, 2006. As of May 29, 2006, except as provided in Section 8.b of this Agreement, you will no longer be considered an executive officer of NCR and shall be deemed to have been removed from any officer or director positions at any NCR affiliates or subsidiaries.

2.	Duties through Termination Date. From May 29, 2006 through your Termination Date, you will be responsible for special projects as assigned by NCR, which will include serving as Non-Executive Chairman of Prime Technology, and may include, but not be limited to, the following: consultant on matters related to Fox River; consultant to the Chief Executive Officer (“CEO”) and others regarding NCR Government Affairs; and consultant on international business matters and other matters as determined by the CEO. From May 29, 2006 through your Termination Date, you will work virtually and the Company will provide you with support as mutually agreed, including continuation of your current remote email and cell phone services. In addition to your duties as an

Jon Hoak

May 24, 2006

NCR employee through the Termination Date, you may accept part-time employment outside the Company, subject to NCR’s advance, written consent and to compliance with your obligations under Sections 2 and 11-19 of this Agreement, and provided such part-time employment does not materially interfere with the performance of your duties as a NCR employee.

3.	Compensation. If you accept full-time employment elsewhere on or before December 31, 2006, you will promptly notify NCR of that fact. If you do not accept full-time employment elsewhere on or before December 31, 2006, then on or before January 5, 2007, and subject to signing a release of claims as of December 31, 2006 but otherwise on the same terms as set forth in Section 18 of this Agreement, you will receive a single payment for 52 weeks of separation pay based on your current weekly base pay compensation, and during that 52 week period (through December 31, 2007) NCR will subsidize your COBRA continuation coverage for health care at the rate for active employees. If you do accept full-time employment elsewhere on or before December 31, 2006, then upon your notification to NCR, and subject to signing a release of claims as of a mutually agreeable date but otherwise on the same terms as set forth in Section 18 of this Agreement, you will receive a single payment of 52 weeks of separation pay based on your current weekly base pay compensation, with no COBRA subsidy. If you violate any of the terms and conditions of this Agreement, including the notice requirements, non-competition, non-solicitation, non-hire and non-disparagement clauses, any unpaid separation pay will be cancelled.

4.	Vacation Pay. You will be paid for any accrued and unused vacation for 2006.

5.	Management Incentive Plan and Business Performance Plan. You will be eligible for a Management Incentive Plan (“MIP”) award for your service in 2006 through May 28. For your service after May 28 through the Termination Date, you will be eligible for a Business Performance Plan (“BPP”) award, with an eligible target of 60% of your base pay. Provided you comply with your obligations under Sections 2 and 11-19 of this Agreement, your individual award will be determined based solely on NCR’s performance as provided in the MIP and BPP, with no negative discretion applied to you individually. You will not be eligible for a MIP or BPP award for 2007.

6.	Equity Awards. Since your employment with NCR is terminating after you have reached age 55, your equity awards will receive retirement treatment. Your stock options and restricted stock awards will continue to vest according to their terms through your Termination Date. Provided you have not accepted full-time employment elsewhere on or before December 31, 2006, your restricted stock awards scheduled to vest on December 31, 2006 will vest on that date. Unvested restricted stock awards granted prior to 2006 will be forfeited as of your Termination Date. A pro rata portion of your 2006 grant of performance-based

Jon Hoak

May 24, 2006

restricted stock will vest at the end of the 3-year performance cycle, assuming performance metrics are met. Your stock options granted prior to 2006 will vest in full on your Termination Date, and you will have the remainder of their terms to exercise. Any unvested portion of your options granted in 2006 will be forfeited, and you will have three years to exercise the vested portion. After May 28, 2006 you will no longer be subject to NCR black-out period restrictions. However, if you have actual material inside information, you should not exercise options until the information becomes public.

7.	Outplacement. NCR will provide executive outplacement services commensurate with your level via Right Management Associates for a period up to one year from the date of this letter. You must initiate the outplacement services within six months or the services will be forfeited. Please contact Joe Hoyle to initiate participation in this outplacement program.

8.	Pension Benefits. Final calculations for all pension benefits described in this Section 8 will be made as of your Termination Date, and NCR will provide you with details of those calculations within a reasonable period of time following such calculations. Both parties will work together in good faith, consistent with the terms of the applicable pension plans, in an attempt to resolve any disagreement regarding such calculations, including exchanging appropriate supporting documentation and information. Notwithstanding any other provision in this Agreement, in the event the parties are unable to resolve any disagreement regarding such calculations, the disagreement will be resolved in accordance with the provisions of Section 19, Arbitration.

a.	Qualified Pension. You are vested in a pension from the NCR Pension Plan and may commence your pension at any time between your Termination Date and age 62. If you commence before age 62, the monthly pension amount will be reduced by 6% for each year of age prior to 62. You may withdraw your cash balance (Pensionplus) benefit at any time after your Termination Date. The cash balance benefit may be rolled over into the NCR Savings Plan (discussed further in Section 9 below), which will give you the opportunity to direct the investment of this amount. If you withdraw the cash balance benefit before age 59-1/2 and do not transfer it to another qualified plan or IRA, it will be subject to a 10% penalty for early withdrawal. Contact the Benefits Center at least 90 days prior to the date you wish to commence your pension. You can access information about your qualified pension on the Fidelity website, http://netbenefits.fidelity.com.

b.	Nonqualified Pension. You are vested and entitled to participate in a nonqualified pension from The Retirement Plan for Officers of NCR (SERP II), for your years as an executive officer, December 1, 1993

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May 24, 2006

through your Termination Date. This benefit will commence at the same time as you elect to commence your qualified pension, and will be offset by the amount of your qualified pension. Your SERP II benefit will be calculated by Fidelity and paid by NCR payroll in accordance with the terms of the plan, but no SERP II payments will be made sooner than six (6) months following your Termination Date. At the time you elect to commence your qualified pension, inform the Benefits Center representative that you are also entitled to a SERP II benefit. Since the SERP II calculations are a “back office” process, there is no information on Fidelity’s website about this benefit. Please contact John Campanella at x54510 for information about your SERP II benefit.

c.	Non-Qualified Excess Plan. You are vested in the NCR nonqualified excess plan. However, benefits from this plan are offset against the SERP II benefit, so no additional benefits will be paid from this plan.

d.	Mid-Career Hire Supplemental Pension Plan. You are vested in the Mid-Career Hire Supplemental Pension Plan. Benefits from this plan are paid in addition to the SERP II benefit, and are paid at the same time as the SERP II benefit.

e.	Supplemental Plan for AT&T Transfers. This plan pays a benefit only if the hypothetical pension benefits from AT&T, assuming employment with AT&T through the Termination Date, exceed the benefits actually received from NCR. Actuarial calculations in connection with the proxy have shown that the NCR benefits exceed the hypothetical benefits from the AT&T Transfer Plan, and therefore no additional benefit is payable from this plan. A final calculation will be prepared as of the Termination Date.

9.	Savings Plan. You are vested in your Savings Plan account. You may take a distribution from the Savings Plan at any time after your Termination Date. If you withdraw your Savings Plan benefit before age 59-1/2 and do not transfer it to another qualified plan or an IRA, it will be subject to a 10% penalty tax for early withdrawal. To initiate a distribution or obtain information, contact the NCR Benefits Center at 1-800-245-9035. You may also access your Savings Plan account online by visiting http://netbenefits.fidelity.com.

10.	Other Benefits. If you currently have dental or vision coverage or a health care spending account, you may continue these coverages at your expense through COBRA. Your life and AD&D insurance and any dependent coverage will end on your Termination Date. You will have 31 days from your Termination Date to either convert these coverages to an individual policy or convert to a portability policy. Contact the Benefits Center if you wish to continue any of your life or AD&D coverages.

Jon Hoak

May 24, 2006

11.	Company Property. In accordance with your existing and continuing obligations to NCR, you agree to return to NCR all NCR property and copies thereof, including business plans and other property which you received or prepared or helped to prepare in connection with your employment with NCR. You agree to return all such property on or before May 28, 2006, except that property that is reasonably necessary for you to perform your duties under Section 2, which you agree to return no later than your Termination Date.

12.	Proprietary Company Information. You affirm your obligation to keep all “Proprietary Company Information” confidential and not to disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this Agreement, the term “Proprietary Company Information” includes confidential, technical, marketing, business, financial or other information related to NCR or any of its subsidiaries or affiliates, not publicly available. Proprietary Company Information does not include information which you possessed before your employment with NCR, information that is in the public domain and information you lawfully receive(d) from a third party not subject to an obligation of non-disclosure.

13.	Confidentiality. You agree to keep any portions of this Agreement not publicly disclosed by NCR confidential and not to disclose its contents to anyone except your immediate family, your financial consultant, or your attorney, provided that such persons agree in advance to keep said information confidential and not disclose it to others.

14.	Non-Solicitation and Non-Hire. In consideration of NCR’s payment of the severance benefits in this Agreement, you agree that, for a period of eighteen months commencing on your Termination Date, you will not, directly or indirectly, recruit, hire or solicit any exempt employee of NCR, its subsidiaries or affiliates, or induce any exempt employee of NCR, its subsidiaries or affiliates to terminate their employment with or otherwise cease their relationship with NCR, its subsidiaries or affiliates. However, NCR acknowledges that you are not precluded from hiring any exempt employee of NCR, its subsidiaries or affiliates who (i) responds to any public advertisement placed by your next or any subsequent employer; or (ii) has been terminated by NCR, its subsidiaries or affiliates prior to commencement of employment discussions between your next or any subsequent employer and the employee, so long as you have not otherwise violated the terms of this provision.

15.	Non-Competition. Except as otherwise provided in this paragraph, in consideration of NCR’s payment of the severance benefits in this Agreement, you

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May 24, 2006

agree that for a period of eighteen months commencing on your Termination Date, without the prior written consent of the Chief Executive Officer of NCR, you will not render services directly or indirectly to, or own any controlling interest in, any Competing Organization. “Competing Organization” means an organization listed on Schedule A, as well as any subsidiaries or affiliates of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR or its subsidiaries or affiliates to its customers. Notwithstanding the foregoing, you and NCR agree that, from September 1, 2006, the provisions of this Agreement will not be deemed to restrict you from providing legal services to any organization, whether as an employee, consultant or outside counsel, provided you otherwise comply with your obligations under Sections 11-19 of this Agreement. You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of this section, NCR may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

16.	Nondisparagement. In consideration of NCR’s payment of the severance benefits in this Agreement, you agree, on a permanent basis, not to speak in a disparaging fashion about NCR, members of the NCR Board of Directors, members of NCR management, or NCR’s products, business strategies, services, or other related matters. NCR agrees, on a permanent basis, that its directors and executive officers will not speak in a disparaging fashion regarding you, provided that the foregoing shall not prohibit NCR, its directors or executive officers or you from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

17.	Waiver of Rights. You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement

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May 24, 2006

Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this Agreement, you hereby waive and release any rights you may have as of the date of your execution of this Agreement under these or any other laws with respect to your employment and termination of employment with NCR and acknowledge that based on your knowledge as of the date of your execution of this Agreement, NCR has not (a) discriminated against you, (b) breached any contract with you, (c) committed any civil wrong (tort) against you, or (d) otherwise acted unlawfully towards you.

18.	Release of Claims. You, on behalf of yourself, your heirs, executors, administrators, successors and assigns, release and discharge NCR and its successors, assigns, subsidiaries, affiliates, directors, officers, representatives, agents and employees (“Releasees”) from any and all claims, (including claims for attorney’s fees and costs), charges, actions and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, as well as from all claims for personal injury or other causes of action, actual or potential, to the date of your execution of this Agreement. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting age, sex, race or any other forms of discrimination or claims growing out of any legal restrictions on NCR’s right to terminate its employees. You represent that you have not filed any charge or lawsuit against NCR or any Releasee with any governmental agency or court and that you will not institute any actions against NCR or any Releasee for any reason, except that you may file a charge with the Equal Employment Opportunity Commission concerning claims of discrimination and you may participate in any manner in an investigation, hearing or proceeding. However, you waive your right to recover any damages or other relief in any claim or suit brought by you or the EEOC or any other federal, state or local agency on your behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act, or any other federal, state or municipal discrimination law. If you breach this paragraph, you understand that you will be liable for all expenses, including your costs and reasonable attorney’s fees. NCR, on behalf of itself and its directors, officers, successors and assigns, releases and discharges you from any and all claims (including claims for attorney’s fees and costs), charges, actions and causes of action with respect to, or arising out of, your employment or termination of employment with NCR and of which NCR’s Directors or executive officers have actual knowledge. This paragraph is not intended to limit you or NCR from instituting legal action for the sole purpose of enforcing this Agreement. Nothing in this paragraph is intended to release claims you may have for defense and/or indemnification by NCR or its insurers with respect to claims asserted against you in your capacity as an officer or director.

Jon Hoak

May 24, 2006

19.	Arbitration. Any controversy or claim related in any way to this agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules and supervision of the American Arbitration Association (“AAA”). The arbitration shall be held in Dayton, Ohio before an arbitrator through AAA who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the AAA. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

20.	Revocability. You understand that, pursuant to the Older Workers Benefit Protection Act of 1990, you have the right to consult with an attorney before signing this Agreement, you have 21 days to consider NCR’s offer before signing any agreement with respect thereto, and you may revoke any such agreement within seven (7) calendar days after signing it. Revocation must be made by delivering a written notice of revocation to Joe Hoyle, NCR Corporation, 1700 S. Patterson Blvd., Dayton, Ohio 45479. For this revocation to be effective, written notice must be postmarked no later than the close of business on the seventh day after you sign this letter agreement. If you revoke this Agreement, you will not receive any of the benefits described herein.

21.	Governing Law. This Agreement shall be governed by the laws of the State of Ohio. If any part of this Agreement is held to be unenforceable, the parties intend for the remaining portion of this letter agreement to be given full force and effect.

22.	Entire Agreement. This Agreement contains the entire agreement between NCR and you with respect to your termination of employment with NCR and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof. The terms of any stock option or benefit plans in which you are a participant will govern the payment of benefits from the respective plans. You represent and acknowledge that in signing this agreement you have not relied on any representation or statement not set forth herein made by NCR or any of NCR’s agents, representatives or attorneys with regard to the subject matter of this letter agreement. Any waiver or modification of the terms of this agreement must be in writing and signed by you and NCR.

Jon Hoak

May 24, 2006

23.	Miscellaneous. This Agreement is personal to you and without the prior written consent of NCR shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon NCR and its successors. This Agreement may be amended, modified or changed only by a written instrument executed by you and NCR. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Notwithstanding any other provisions of this Agreement, NCR may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

24.	Acknowledgment. By signing this Agreement, you state that:

(a)	You have read it and have had sufficient time to consider its terms;

(b)	You understand it and know that you are giving up important rights;

(c)	You agree with everything in it;

(d)	You have been advised of and are aware of your right to consult an attorney before signing it.

(e)	You have signed it knowingly and voluntarily.

If you are in agreement with this letter agreement, please sign below.

Sincerely,

William Nuti

President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jonathan Hoak
Jonathan Hoak

Date: May 25, 2006